Exhibit 10.1
Haights Cross Communications, Inc.
Annual Management / Employee Bonus Plan

     Haights Cross Communications, Inc. (together with its direct and indirect subsidiaries, “Haights Cross”) provides its managers and employees, including its named executive officers, with an opportunity to earn cash bonuses pursuant to an incentive bonus plan in effect for each fiscal year known as the “Annual Management / Employee Bonus Plan” (the “Bonus Plan”). Compensation payouts to participants under the Bonus Plan are based on a participant’s achievement of defined objectives and such participant’s applicable Bonus Percentage (as defined below). Qualification to receive a payout under the 2008 Bonus Plan for each employee is based 100% on the achievement of certain pre-defined adjusted EBITDA goals. The pre-defined adjusted EBITDA goals are recommended by Haights Cross senior management and approved by the board of directors. The annual bonus payable to our Chief Executive Officer and President, Paul J. Crecca, is subject to the minimum bonus amount payable as provided in his employment agreement dated January 31, 2007 and amended on December 11, 2007, as previously filed.
     The amount of a participant’s payout under the Bonus Plan is determined as a percentage of the participant’s annual base compensation (“Bonus Percentage”), such compensation to be measured up to the date of any sale event. Target bonus participation for employees range from 75% to 150% of the Bonus Percentage, based on achieving the stated objectives of the Bonus Plan. The amount of a participant’s payout under the Bonus Plan is subject to proportional adjustment in the event actual results are at least 75% of the stated objectives or in the event actual results exceed the stated objectives (with a maximum payout of 1.5 times an employee’s Bonus Percentage). A participant will not receive a payout if at least 75% of the stated objectives are not achieved.
     In the event of a sale event of the participant’s business unit, the adjusted EBITDA target will be measured on a monthly basis through the month prior to the sale event and compared to actual results covering the same period. The bonus calculation will be determined using the participant’s actual base compensation paid through the date of the sale event.
     Determination of goal achievement and payouts under the Bonus Plan are made upon completion of the fiscal year audit, generally March following the end of the applicable fiscal year. Bonus calculations and payouts may be accelerated if sale events occur. In certain cases, new employees hired during a fiscal year must wait until the following fiscal year before participating in the Bonus Plan.